Exhibit 10.14
CNH INDUSTRIAL N.V. EQUITY INCENTIVE PLAN
2024-2026 Performance Share Unit Award Agreement

This Performance Share Unit Award Agreement (“Agreement”) is entered into, effective as of May 10, 2023, (the “Grant Date”), by and between CNH Industrial N.V. (the “Company”) and you (the “Participant”) pursuant and subject to the CNH Industrial N.V. Equity Incentive Plan, as it may be amended from time to time (the “EIP”), as approved by the Human Capital and Compensation Committee of the Company’s Board of Directors (the “Committee”). The Participant and the Company agree to take such further action as may reasonably be necessary to carry out the intent of this Agreement. All capitalized terms not defined in this Agreement shall have the meaning stated in the EIP. If there is any inconsistency or conflict between the terms of this Agreement and the terms of the EIP, the terms of the EIP shall control and govern unless this Agreement expressly states that an exception to the EIP is being made.
This Agreement and the Award described herein are effective as of the Grant Date but shall be canceled if the Participant fails to complete all the steps to accept the Award electronically at the Morgan Stanley StockPlan Connect website (www.stockplanconnect.com) (or any successor system selected by the Company) (the “Site”), including without limitation acknowledging that the Participant has read all of the documentation provided at the Site and affixing the Participant’s electronic signature, so that the status indicator at the Site reflects “accepted” for the Award.
If the status indicator at the Site for the Award does not reflect “accepted” by midnight (U.S. Central time) on the day prior to the vesting date under the Award described herein, this Agreement, and the Award described herein, shall be cancelled.
1.Grant of Performance Share Units. Pursuant to the EIP and subject to the terms and conditions of this Agreement and the EIP (which is incorporated herein by reference), the Company hereby grants to the Participant an Award of Performance Share Units (the “Units”). The number of Units awarded to the Participant is as indicated at the Site. The number of Units vesting is subject to the achievement of performance goals in accordance with Schedule A of this Agreement, and is subject to the achievement or satisfaction of the following conditions and Section 3 and 4: (a) the Company achieving the designated performance goals as established by the Committee, (b) the Participant achieving an acceptable level of individual performance and demonstration of Company values, as determined in the sole discretion of the Company, and (c) the Participant remaining with the Company in a comparable weighted key leadership position, as defined in the sole discretion of the Company, during the vesting period. A Unit constitutes a promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms, conditions and restrictions of this Agreement and the EIP, one share of the Company’s common stock on the Settlement Date as provided herein (individually, each a “Share” and collectively, the “Shares”) or, in the Company’s sole discretion, the cash equivalent of the fair market value of one Share on the Settlement Date (the “Cash Amount”).

2.Performance Vesting Requirement.
(a)The “Performance Period” for the Award shall be the 3-year period commencing on January 1, 2023 and ending on December 31, 2025. The Award shall be subject to performance vesting requirements based upon the achievement of the Company’s performance goals as established by the Committee under the EIP and subject to certification of the degree of achievement of such performance measures by the Committee.
(b)The Company performance measures (“Metrics”) are (1) Industrial Return on Invested Capital (“Industrial ROIC”), (2) Adjusted Diluted Earnings Per Share (“Adjusted EPS”), and (3) Relative Total Shareholder Return (“Relative TSR”), in each case as defined in Schedule A.
(c)The number of the Units earned under this Agreement by the Participant will be determined at the end of the Performance Period and in each case is based on the level of achievement of the Metrics, your individual performance and demonstration of Company values and having remained with the Company in a comparable weighted key leadership position for the Performance Period pursuant to and in accordance with Schedule A. All determinations of whether the Metrics have been achieved, the number of Units earned by the Participant, and all other matters related to this Section 2 shall be made by the Committee in its sole discretion.
3.Date and Conditions of Vesting. The Units are subject to forfeiture until they vest. Except as otherwise provided herein, the Units will vest and become nonforfeitable on the date the Committee certifies the level of achievement of the Metrics in Schedule A in accordance with Section 2, subject to the other terms and conditions set forth on Schedule A. Unless duly deferred by the Participant in accordance with Section 6, upon vesting each Unit will be settled by issuance of one Share, free of any restrictions (other than the restrictions on transfer provided herein), or the Cash Amount. Issuance of the non-deferred Shares or Cash Amount shall be made as soon as administratively feasible (“Settlement Date”) after the Committee certifies the actual performance of the Company and the Participant during the Performance Period; provided that:
(a)If one of the following events occurs prior to the Settlement Date but after the end of the Performance Period and the satisfaction of the Metrics described in Schedule A: The Participant’s death, Total Disability (as defined in Section 3(b)), approved leave of absence or retirement at age 65 or older, then the Participant in each case shall be deemed to be an employee of the Company for purposes of Section 3 at the Settlement Date (and any portion of the Award that does not vest and settle on the Settlement Date will be forfeited).
(b)“Total Disability” means, as determined in good faith by the Company, the permanent inability of the Participant, as a result of accident or sickness, to perform such Participant’s occupation or employment for which the Participant is suited by reason of the Participant’s previous training, education and experience and which results in the termination of the Participant’s employment.
4.      Forfeiture of Award. Unless otherwise determined by the Company in its sole discretion, all outstanding Units shall be forfeited upon the date:
(a)The Committee determines, in its sole discretion, that the Metrics or other vesting conditions set forth in Schedule A are not met; or
(b)The Participant’s employment with the Company is terminated for any reason (other than as provided in Section 3(a)) prior to the Settlement Date; or

(c)The Participant violates the Restrictive Covenants contained in Section 5 or the Confidentiality provision in Section 15 or, as a result of an action by the Participant, it is determined that any term of this Agreement is invalid.
5.Restrictive Covenants. The Participant recognizes the highly competitive nature of the businesses of the Company. Accordingly, the Participant hereby agrees that, during the period continuing through the duration of the Participant’s employment with the Company and its affiliates and ending on the first (1st) anniversary of the Participant’s termination of employment with the Company and its affiliates for any reason, the Participant will not violate any of the following restrictive covenants.
(a)Non-Solicitation. The Participant will not, directly or indirectly, hire, solicit or encourage or induce or attempt to induce to cease to work with the Company or any of its affiliates, any officer, employee, consultant or agent of the Company or any of its affiliates or otherwise interfere with the relationship between the Company or any of its affiliates on one hand and any officer, employee, consultant or agent thereof on the other hand.
(b)Non-Competition. The Participant will not, directly or indirectly, anywhere in the world: (i) engage in any Competitive Business (as defined below); (ii) enter the employ of, or render any services in any capacity to, any person engaged in any Competitive Business; (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, investor, officer, director, principal, agent, trustee or consultant (other than a passive ownership position of less than two percent (2%) in any person that is an entity the shares in which are publicly traded on an internationally recognized securities exchange); or (iv) interfere with any business relationship between the Company and any of its affiliates, on the one hand, and any customers, suppliers, licensees or other business relations of, or any consultants to, the Company or any of its affiliates, on the other hand. “Competitive Business” means any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that is or proposes to be an original equipment manufacturer of agricultural equipment or construction equipment or any affiliate thereof in any geographical area in which the Company or any of its affiliates conducts such business (including but not limited to AGCO Corp., Argo Tractors S.p.A, Caterpillar Inc., Claas Group, Deere & Co, Doosan Group, Hitachi Construction Machinery Co. Ltd., J C Bamford Excavators Ltd., Komatsu Ltd., Kubota Tractor Corporation, Liebherr Group, Same Deutz Fahr Group, and Volvo Group); provided, that, any affiliates of CNH Industrial Group as of the date of this Agreement, including, for the avoidance of doubt, Stellantis N.V., Iveco Group N.V., and Ferrari N.V. or any of their partners in a strategic alliance, shall not be deemed a “Competitive Business” to the extent that they remain affiliates of CNH Industrial Group.
6.Elective Deferrals. The Committee may establish procedures pursuant to which the Participant may elect to defer, until a time or times later than the Settlement Date, receipt of all or a portion of the Shares or the Cash Amount otherwise payable to the Participant hereunder, all on such terms and conditions as the Committee (or its designee) shall determine in its sole discretion. If any such deferrals are permitted for the Participant, then notwithstanding any provision of this Agreement or the EIP to the contrary, a Participant who elects such deferral shall not have any rights to payment of the deferred Shares or the Cash Amount unless and until the date on which the Shares or the Cash Amount are issued to the

Participant upon the expiration of the deferral period. The Committee further retains the authority and discretion to modify and/or terminate existing deferral elections, procedures and distribution options.
7.Adjustments. If any change is made to the outstanding Shares or the capital structure of the Company, the Units will be adjusted as contemplated by Section 13 of the EIP.
8.Change of Control. In the event of a Change of Control, awards will be treated in accordance with Section 12 of the EIP.
9.Withholding for Taxes. Regardless of any action the Company or, if different, the Participant’s employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, fringe benefit, payment on account or other tax-related withholding and/or under the Company’s Tax Equalization policy, to the extent applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and the Participant’s employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including the grant of the Units, the vesting of the Units, the subsequent issuance or sale of any Shares acquired pursuant to the Units and the receipt of any dividends or dividend equivalents, and (b) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Participant’s liability for Tax-Related Items.  To the extent that the grant of the Units, the vesting of the Units, the receipt of any dividends or dividend equivalents, or the delivery of the Shares with respect to any Units earned hereunder results in a withholding obligation for Tax-Related Items prior to the delivery of Shares or the Cash Amount hereunder, the Company or the Participant’s employer, in its sole discretion, may withhold from the Shares or the Cash Amount or other form of remuneration payable to the Participant to satisfy its withholding obligations required by applicable law or regulations.  In the event the withholding requirements are not satisfied through the withholding of Shares or the Cash Amount or other form of remuneration payable to the Participant, no Shares or Cash Amount will be issued to the Participant (or the Participant’s estate) upon vesting of the Units unless and until satisfactory arrangements have been made by the Participant with respect to the payment of any Tax-Related Items that the Company determines, in its sole discretion, must be withheld or collected with respect to such Units. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company or the Participant’s employer (or former employer, if applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. All other Tax-Related Items related to the Units or the Cash Amount and any Shares or Cash Amount delivered in payment thereof are the Participant’s sole responsibility. The Company may refuse to issue or deliver Shares, the Cash Amount or proceeds from the sale of Shares until arrangements satisfactory to the Company have been made in connection with the Tax-Related Items.
10.Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to the Shares underlying the Units granted under this Award unless and until the Units vest and are settled by the issuance of such Shares.
11.Employment. Neither the granting of the Units nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any of its subsidiaries to guarantee (a) the Participant’s continued employment with the Company or any of its subsidiaries, or (b) the Participant’s continued participation in the EIP in future years, or (c) the Participant’s entitlement to any other EIP award or other type of incentive compensation.
12.Non-Transferability.
(a)Absent prior written consent of the Committee or except as otherwise provided in the EIP, the Award granted hereunder to the Participant may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise; provided, however, that the transfer of any Shares awarded and vested hereunder shall not be restricted by virtue of this Agreement.
(b)Consistent with the foregoing, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.
13.[Reserved.]
14.Compliance with Securities Laws. The Company will not be required to deliver any Shares or Cash Amount pursuant to this Agreement, if, in the opinion of counsel for the Company, such issuance would violate applicable securities laws or stock exchange and other regulatory requirements. Prior to the issuance of any Shares or Cash Amount pursuant to this Agreement, the Company may require that the Participant (or the Participant’s Beneficiary or legal representative upon the Participants’ death or Total Disability, as applicable) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable laws or with this Agreement.
15.Confidentiality. The Participant will not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any information regarding the terms or conditions of this Agreement or the Units, except to share such information with the Participant’s family members and financial and legal advisors, who will be under an obligation to keep the terms and conditions of this Agreement and the Units confidential. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit the Participant’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, the Participant agrees to waive the Participant’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by the Participant or anyone else on the Participant’s behalf (whether involving a governmental entity or not); provided that the Participant is not agreeing to waive, and this Agreement shall not be read as requiring the Participant to waive, any right the Participant may have to receive an award for information provided to any governmental entity. The Participant is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Participant’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
16.Amendment. This Agreement may be amended by the Committee at any time, provided that, except as otherwise provided in the EIP, no such amendment, without the written consent of the Participant, shall adversely affect the rights of the Participant granted hereunder.
17.Miscellaneous.
(a)Headings. The headings in this Agreement are inserted for convenience only and shall have no significance in the interpretation of this Agreement.
(b)Entire Agreement. This Agreement, Schedule A, which is attached hereto and shall be deemed to be a part of this Agreement, the EIP, and any and all other attachments hereto, contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede any prior arrangements or understandings with respect thereto, written or oral. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement, including the EIP and any and all attachments hereto.
(c)Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Units may be transferred by will or the laws of descent and distribution.
(d)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., without regard to the conflicts of law principles of any jurisdiction, except to the extent federal law may be applicable.
(e)CONSENT TO JURISDICTION. BY ACCEPTING THIS AWARD, THE PARTICIPANT EXPRESSLY AND IRREVOCABLY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN WILMINGTON, DELAWARE, U.S.A. IN RESPECT OF ANY MATTER HEREUNDER. This includes any action or proceeding to compel arbitration or to enforce an arbitration award.
(f)Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
(g)No Right to Future Grants. The grant of the Units is voluntary and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted repeatedly in the past.  All decisions with respect to future grants, if any, will be at the sole discretion of the Committee. The Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Shares is unknown and cannot be predicted with certainty.  No claim or entitlement to compensation or damages arises from forfeiture or termination of the Units or diminution in value of the Units or the underlying Shares or Cash Amount and the Participant irrevocably releases the Committee, the Company and/or its subsidiaries (and their respective directors and officers) from any such claim that may arise.  The EIP is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the EIP.  The Participant’s participation in the EIP is voluntary. Any amendment, modification, or termination of the EIP shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company and/or its subsidiaries.

(h)Insider Trading; Market Abuse Laws. By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant further acknowledges that, depending on the Participant’s or his or her broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Units) or rights linked to the value of Shares, during such times the Participant is considered to have “inside information” regarding the Company as defined by the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) ”tipping” third parties or causing them otherwise to buy or sell securities. The Participant understands that third parties include fellow employees. Any restriction under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and that the Participant should therefore consult the Participant’s personal advisor on this matter.
(i)Appendix. Notwithstanding any provision in this Agreement, the Units shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal and administrative reasons. The Appendix constitutes part of this Agreement.
(j)Employee Data Privacy. Pursuant to applicable personal data protection laws, the Company and the Employer hereby notify the Participant of the following in relation to Personal Data (defined below) and the collection, processing and transfer in electronic or other form of such Personal Data in relation to the grant of Units and participation in the EIP. The collection, processing and transfer of Personal Data is necessary for the legitimate purpose of the Company’s and the Employer’s administration of the EIP and the Participant’s participation in the EIP, and the Participant’s denial and/or objection to the collection, processing and transfer of Personal Data may affect his or her participation in the EIP. The Participant voluntarily acknowledges the collection, use, processing and transfer of Personal Data as described herein.
    The Company and the Employer hold certain personally identifiable information about the Participant, including specifically name, home address, e-mail address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any Units or any other entitlement to shares awarded, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the EIP (“Personal Data”). The Personal Data may be provided by the Participant or collected, where lawful, from third parties, and the Company or the Employer each act as controllers of the Personal Data and will process the Personal Data in this context for the exclusive legitimate purpose of implementing, administering and managing participation in the EIP and meeting related legal obligations associated with these actions.
    The Data processing will take place through electronic and non-electronic means according to logics and procedures correlated to the purposes for which the Personal Data was collected and with confidentiality and security provisions as set forth by applicable laws and regulations. Personal Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the EIP and other aspects of the employment relationship and for participation in the EIP.
    The Company and the Employer will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of participation in the EIP, and the Company and the Employer may each further transfer Personal Data to any third parties assisting the Company or the Employer in the implementation, administration and management of the EIP. These recipients of Personal Data may be located in the United States, the European Economic Area, or elsewhere throughout the world. By accepting this Award, the Participant understands that these recipients may receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for purposes of implementing, administering and managing participation in the EIP, including any requisite transfer of such Personal Data as may be required for the administration of the EIP and/or the subsequent holding of shares on my behalf to a broker or other third party with whom the Participant may elect to deposit any shares acquired pursuant to the EIP. When transferring Personal Data to these potential recipients, Company and the Employer provide appropriate safeguards in accordance with EU Standard Contractual Clauses, or other legally binding and permissible arrangements. The Participant understands that he/she may, at any time, request a list with the names and addresses of any potential recipients of the Personal Data, view Personal Data, request additional information about the storage and processing of Personal Data, and require any necessary amendments to Personal Data, by using the means indicated in the general Company’s Employee privacy notice.
    To the extent provided by law, the Participant may, at any time, have the right to request: access to Personal Data, rectification of Personal Data, erasure of Personal Data, restriction of processing of Personal Data, and portability of Personal Data. The Participant may also have the right to object, on grounds related to a particular situation, to the processing of Personal Data, as well as opt-out of the EIP herein, in any case without cost, by contacting in writing the Company’s Human Resources Department. The provision of Personal Data is a contractual requirement. The Participant understands, however, that the only consequence of refusing to provide Personal Data is that the Company and the Employer may not be able to grant Units or other equity awards or administer or maintain such awards. For more information on the consequences of a refusal to provide Personal Data, the Participant understands that he or she may contact the Company’s Human Resources Department.
    When the Company and the Employer no longer need to use Personal Data for the purposes above or do not need to retain it for compliance with any legal or regulatory purpose, each will take reasonable steps to remove Personal Data from their systems and/or records containing the Personal Data and/or take steps to properly anonymize it so that the Participant can no longer be identified from it.
18.Electronic Delivery.     The Company may, in its sole discretion, deliver any documents related to the Units awarded under this Agreement or the EIP by electronic means or request the Participant’s consent to participate in the administration of this Agreement and the EIP by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the EIP through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
19.Acknowledgments. By accepting this Performance Share Unit Award Agreement, the Participant hereby acknowledges that he/she has received and reviewed a copy of the following documents provided on the Morgan Stanley StockPlan Connect website:
a.The Prospectus and EIP,
b.the Appendix referenced in Section 17 (i) of this Agreement, and
c.the CNH Industrial Annual Report on Form 10-K for the year ended December 31, 2022.
The Participant acknowledges that there may be tax consequences upon the vesting or settlement of the Units or disposition of the underlying Shares or Cash Amount and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

20.Electronic Signature. The Participant acknowledges and agrees that by entering his/her StockPlan Connect password on the Site and clicking the “Accept Award” button on the Site, it will act as the Participant’s electronic signature to this Agreement and will constitute the Participant’s acceptance of and agreement with all of the terms and conditions of the Units, as set forth in the Agreement, Schedule A and the EIP.
IN WITNESS WHEREOF, this Agreement has been executed by the Company effective as of the date first above written. Your electronic signature constitutes your acceptance of this Agreement and its terms.

CNH INDUSTRIAL N.V.

Kevin Barr
Chief Human Resources Officer

Attachment:
    Schedule A: Vesting of Performance Share Units Award

SCHEDULE A

VESTING OF PERFORMANCE SHARE UNITS AWARD

The following Performance Criteria and other conditions must be achieved for vesting of the Award (or any portion thereof):

1. Two internal financial metrics, Industrial ROIC and Adjusted EPS, weighted 50% each, and a multiplier, based CNH Industrial’s percentile ranking of Total Shareholder Return among a comparator group, will determine the total Units considered earned, as described below. There will be no payout if the performance of either of the two internal financial metrics are below threshold.

Specifically, the number of Units earned will equal:
(a) the number of Units earned under the Industrial ROIC metric in Section 1(a) plus
(b) the number of Units earned under the Adjusted EPS metric in Section 1(b);
And the resulting number will be multiplied by the TSR multiplier earned in Section 1(c); provided that in no event will the total number of earned Units exceed 200% of the target number of Units indicated at the Site.

If, upon completion of the performance period, beginning January 1, 2023 and ending December 31, 2025:

(a) the Company has achieved a three-year average Industrial ROIC result above the threshold goal, then (i) 50.0% of the Units multiplied by (ii) the applicable Industrial ROIC payout factor per the performance achieved (as shown in the table below, with interpolation for results between Industrial ROIC levels) will be considered earned, with a maximum of 200%.

Performance Achieved	Threshold	Below Target	Target	Above Target	Outstanding
Industrial ROIC goals	12.2%	18.1%	21.3%	22.4%	>= 23.9%
Payout Factor	30%	50%	100%	150%	200%

(b) the Company has achieved a three-year cumulative Adjusted EPS result above the threshold goal, then (i) 50.0% of the Units multiplied by (ii) the applicable Adjusted EPS payout factor per the performance achieved (as shown in the table below, with interpolation for results between Adjusted EPS levels) will be considered earned, with a maximum of 200%.

Performance Achieved	Threshold	Below Target	Target	Above Target	Outstanding
Adjusted EPS goals	< USD 3.11	USD 4.50	USD 5.29	USD 5.86	>= USD 6.43
Payout Factor	30%	50%	100%	150%	200%

(c) (i) the sum of the number of Units considered earned under 1. (a) and 1. (b) will be multiplied by (ii) the applicable Relative TSR multiplier per the performance achieved (as shown in the table below, with interpolation for results between set percentile ranking goals) will be considered earned.

Relative TSR goals	25th Percentile & Below	50th Percentile	75th Percentile & Above
Payout Multiplier	75%	100%	125%

2.The Participant’s individual performance and demonstration of Company values throughout the Performance Period is acceptable, as assessed by the Committee in its sole discretion.

3.The Participant remains in a comparable weighted key leadership position throughout the Performance Period described above, as assessed by the Committee, in its sole discretion.

To the extent the foregoing Performance Criteria and conditions are not achieved, the Award (or portion thereof) shall not be earned, vested, or otherwise payable under this Agreement. In no event will the total payment (if any) under this Agreement exceed 200% of the Award.

The achievement of all the foregoing Performance Criteria and conditions is determined by the Committee in its sole discretion. In the event of any change affecting the number, class, market price or terms of the Stock by reason of share dividend, share split, recapitalization, reorganization, merger, consolidation, spin-off or other event contemplated by Section 13 of the EIP, the Committee shall make such adjustment to the Performance Criteria and conditions as it determines, if any.

Metrics:

Industrial Return on Invested Capital (Industrial ROIC)
Industrial ROIC is a ratio of Adjusted EBIT (after-tax) over Average Industrial Invested Capital. For the 3 year period, the measurement for Industrial ROIC is the 3 year average.

Adjusted EBIT (after-tax) is defined as Adjusted EBIT less JV income multiplied by (1 – estimated long term tax rate), with JV income then added back.

Adjusted EBIT is defined as net income (loss) before income taxes, interest expenses of Industrial Activities, net, restructuring expenses, the finance and non-service component of pension and other post-employment benefit costs, foreign exchange gains/(losses), and certain non-recurring items. In particular, non-recurring items are specifically disclosed items that management considers rare or discrete events that are infrequent in nature and not reflective of on-going operational activities.

Average Industrial Invested Capital is defined as the average of the ending balance of the current year plus the prior for Industrial Activities’ (x) third party debt plus (y) equity (excluding non-controlling interests) less goodwill.

Adjusted Diluted Earnings Per Share (Adjusted EPS)
Adjusted Diluted EPS is (x) CNH Industrial N.V. net income (loss) excluding any nonrecurring items (after tax), divided by (y) the weighted average outstanding number of common shares on a fully diluted basis. For the 3 year period, the measurement for adjusted EPS is the cumulative EPS.

Multiplier:

Relative Total Shareholder Return
CNH Industrial N.V.’s Total Shareholder Return (TSR) is compared to the TSR of the comparator group, that is, the relative TSR (Relative TSR), to determine the percentile ranking over the Performance Period.

Total Shareholder Return (TSR) with respect to a corporation means the annualized rate of return reflecting stock price performance (adjusted for dividends paid) over the same cumulative performance period, beginning 1/1/2023 and ending 12/31/2025. The TSR peer group may be adjusted by the Committee in its sole discretion during the performance period as a result of mergers and acquisitions, de-listings, takeover offers, etc.  In this event, an appropriate benchmark peer would be identified and proposed for inclusion in the peer group.

The peer group includes CNH Industrial N.V. and the following companies:

•AB Volvo
•AGCO Corporation
•Alstom SA
•Bucher Industries AG
•Caterpillar Inc.
•Cummins Inc.
•Deere & Company
•Husqvarna AB
•KION GROUP AG
•Komatsu Ltd.
•Kubota Corporation
•Sandvik AB
•Terex Corporation
•The Toro Company
•Trimble Inc.
•Westinghouse Air Brake Technologies Corp